CERTIFICATION


         I ACKNOWLEDGE THAT THIS SECURITY IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED, AND IS NOT GUARANTEED BY WYMAN PARK FEDERAL SAVINGS & LOAN ASSOCIATION, OR BY THE FEDERAL GOVERNMENT.

         If  anyone   asserts  that  this  security  is  federally   insured  or
guaranteed, or is as safe as an insured deposit, I should call the Office of Thrift Supervision, Central Regional Director, John Ryan (404) 888-0771.

         I further certify that, before purchasing the common stock par value $0.01 of Wyman Park Bancorporation, Inc., the proposed holding company for Wyman Park Federal Savings & Loan Association (the "Association"), I received a prospectus dated ___________, 1997 (the "Prospectus").

         The  Prospectus  that I received  contains  disclosure  concerning  the nature of the security being offered and describes the risks involved in the investment, including, but not limited to: vulnerability to changes in interest rates; competition; geographical concentration of loans; certain anti-takeover provisions; voting control of shares by the board, management and employee plans; low return of equity and low net interest margin; ESOP compensation expense; absence of active market for common stock; proposed federal legislation; risk of delayed offering.

         For a more detailed description of the risks involved in the offering, see "Risk Factors" at pages __ through __ of the Prospectus.

         In addition, the certificate of incorporation of the Company requires a vote of 80% of stockholders to remove directors, to approve certain business combinations or to amend the certificate of incorporation, which may have the effect of discouraging a future takeover attempt of the Company. For additional information, see pages ___ through ___ of the Prospectus.



NOTE:       If the stock is to be held jointly,
            both parties must sign.

Signature:



Signature:


Date: